UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

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☐	Soliciting Material Pursuant to §240.14a-12

OFFICE DEPOT, INC.

(Exact Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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On July 22, 2013, Office Depot, Inc. (the “Company”) issued a press release containing a letter to the Company’s shareholders updating them on certain developments and urging them to vote for the Company’s director nominees at the Company’s 2013 annual meeting of shareholders. The letter is being mailed to the Company’s shareholders. A copy of the press release is set forth below.

CONTACT:

Richard Leland

Investor Relations

561.438.3796

richard.leland@officedepot.com

Brian Levine

Public Relations

561.438.2895

brian.levine@officedepot.com

OFFICE DEPOT MAILS DEFINITIVE PROXY STATEMENT

AND SENDS LETTER TO SHAREHOLDERS

Urges Shareholders To Vote The White Proxy Card

In Support Of ODP Board At Annual Meeting

Boca Raton, Fla., July 22, 2013 -- Office Depot, Inc. (NYSE: ODP), a leading global provider of office supplies and services, today announced that the Company has filed its definitive proxy statement with the U.S. Securities and Exchange Commission ahead of the Company’s upcoming Annual Meeting of Shareholders on August 21, 2013.

Along with the proxy statement, Office Depot also sent a letter to all shareholders outlining the progress the board has made on two transformative and value-enhancing transactions: the proposed merger agreement with OfficeMax and the sale of Office Depot de Mexico. The letter also highlights the other key strategic initiatives already well underway under the current Board to refocus the company and maximize value for all Office Depot shareholders while positioning the Company for long-term growth.

Office Depot urges all shareholders to vote the WHITE proxy card for its ten Board nominees in order to continue the progress and momentum they have established in doing what is best for all shareholders.

A copy of the letter follows:

July 22, 2013

Dear Fellow Office Depot Shareholder:

Enclosed with this letter are Office Depot, Inc.’s proxy materials for the upcoming annual meeting of shareholders on August 21, 2013. This is a very important meeting where you will be presented with a significant choice about your investment and the future path of Office Depot. This vote could impact the value of your investment in the company and your Board’s continuing efforts in successfully executing our strategic plan.

We encourage you to read our enclosed proxy materials carefully and vote the WHITE card today in support of our 10 director nominees – Neil R. Austrian, Justin Bateman, Thomas J. Colligan, Marsha J. Evans, Eugene V. Fife, W. Scott Hedrick, Kathleen Mason, Michael J. Massey, Raymond Svider and Nigel Travis.

Your Board and management team have spent the past few years developing and implementing a comprehensive plan to effectively overcome the challenges facing the office solutions industry, as more fully described below. That plan is now starting to bear fruit, as demonstrated by the announcement of a merger with OfficeMax and the successful sale of our interest in Office Depot de Mexico. We recognize that there are still challenges to overcome, however, particularly in ensuring the completion and successful integration of the OfficeMax transaction. We currently expect to close the OfficeMax deal by the end of calendar year 2013, after all regulatory approvals have been received and all other conditions to closing have been met.

The critical components of the Board and management’s strategic plan include:

•

Merger with OfficeMax: We are working diligently toward closing our proposed merger with OfficeMax announced in February 2013, creating the opportunity for Office Depot shareholders to benefit from an estimated $400-600 million in annual synergies as well as enhanced cash generation and liquidity for the company to fund internal and external opportunities for continued growth. The merger was recently approved by shareholders in July 2013, with over 98% of Office Depot shareholders voting in favor of the merger, and has been cited by numerous analysts as the right strategic step for the company.

•

Sale of Office Depot de Mexico: We recently closed on the sale of our joint venture stake in Office Depot de Mexico to Grupo Gigante for approximately $690 million, an 11.6x EBITDA multiple, after long-term discussions with our joint venture partner over the future course of our arrangement with them. This sale generated after-tax proceeds of approximately $550 million, which significantly enhances the company’s liquidity as we integrate the OfficeMax transaction.

•

Multi-year strategic plan: Outside of these transactions, we are making solid progress on our multi-year strategic plan, which has resulted in over $1 billion in benefits since 2007, including approximately $200 million in 2012 and an estimated $120 million in 2013.

In short, we are running full steam ahead in our efforts to maximize value for all Office Depot shareholders by addressing the recent challenges in our industry and thereby positioning the company for long-term growth. That process was developed by this Board of Directors, and your vote is critical to helping ensure the company’s director nominees have the opportunity to finish executing upon the strategic plan.

As you may be aware, an activist investor, Starboard Value LP (together with its affiliates and related parties “Starboard”), is looking to add their own hand-picked director nominees to our current Board. We urge you to disregard any proxy materials from Starboard. Your Board strongly believes that the election of Starboard’s nominees, who do not have the detailed knowledge and experience necessary to oversee the successful implementation of the current Board’s strategic plan to maximize shareholder value, would retard and possibly imperil the continued, successful implementation of that plan.

Ironically enough, Starboard is openly supportive of most of the Board’s actions, including the merger with OfficeMax and sale of our interest in Office Depot de Mexico, among other actions. While we respect the right of all of our shareholders to have their voices be heard, now is not the time to replace any of our directors with new directors lacking detailed knowledge of our business and operations, given the importance of the successful closing and then integration of the OfficeMax transaction, in particular, to creating shareholder value. This is not the time for on-the-job training.

Office Depot Is On the Right Track to Increase the Value of Your Investment

The actions in motion right now to unlock Office Depot’s true value have taken years of careful planning and significant time and energy from the Board to negotiate and manage. A critical component of that plan — the proposed OfficeMax merger — has not yet closed and will require continued close attention from the Board. In fact, many of the critical issues related to the OfficeMax merger are actively being addressed and the Board is deeply involved in managing these pivotal decisions. This includes:

•

Joint Board Committee Overseeing CEO Search – On April 9, 2013 we announced the formation of a joint board committee with OfficeMax to oversee the process to select a CEO for the combined company. This committee, led by Office Depot director Nigel Travis and OfficeMax director Jim Marino, has already moved ahead with this process by hiring global talent management consultancy Korn/Ferry International, which has commenced a search in line with a clear set of requirements developed by the committee.

•

Integration Management Office – At the same time, we also announced the formation of a Steering Committee and Integration Management Office with OfficeMax to oversee integration planning, with the shared objective of mutually developing an integration plan designed to ensure a smooth and productive transition and capture the projected $400-600 million in annual cost synergies by the third year following the transaction’s close. This group is already hard at work and has hired the Boston Consulting Group to provide support to both companies.

While the successful integration of the OfficeMax transaction is critical to our efforts to create shareholder value, your Board of Directors and management are fully committed to improving the company’s core profitability and performance to maximize value for all shareholders. We remain focused on our multi-year strategic plan, which has already begun demonstrating significant progress that will deliver higher value to all Office Depot shareholders.

These key operating initiatives, already well underway for 2013, include:

•	Improving the web experience and making omni-channel a reality;

•	Growing services and solutions;

•	Increasing own brand and direct import penetration;

•	Driving small- and medium-size business customer growth;

•	Improving the International Division cost structure;

•	Working with vendors to decrease cost of goods sold; and

•	Reducing overall expenses.

We expect continued execution of these initiatives will result in projected adjusted EBIT growth of over 14% in 2013.

Don’t derail the significant progress Office Depot’s Board and management have made to unlock value for shareholders. We ask for your continued support of our director nominees. Vote the WHITE proxy card today for your Board nominees.

Office Depot’s Board is Best-Qualified to Complete Value Creation Initiatives

Your current Office Depot Board is comprised of highly qualified nominees, who bring deep knowledge specific to Office Depot and our business, as well as significant relevant industry and operational experience, including years of service as directors, CEOs and senior-level executives; financial expertise with public company and private equity leadership; and retail and governance experience that supports long-term shareholder value creation. Most of all, by developing the strategic plan to create shareholder value, these experienced leaders have demonstrated their continued commitment to transform Office Depot for the benefit of all the shareholders and are deeply engaged in managing these ongoing efforts.

Your Board strongly believes that a change in the guard at this stage could be disruptive to our progress to date and is not in our shareholders’ best interests.

With such significant progress underway, our Board strongly believes that new Board members with different objectives will mean much of the hard work and joint decisions already done would have to be rethought or even undone, potentially disrupting a smooth integration process for our employees, customers, vendors and shareholders. Now is not the time for drastic change.

Vote the WHITE Card Today For Our Board Nominees Who Are Charging Ahead With Creating a Better Office Depot for Shareholders

We have also recently announced the addition of a new nominee to our current Board of Directors. Michael Massey, previously Chief Executive Officer and President of Collective Brands, Inc. has agreed to serve on the Office Depot Board and stand for election at the upcoming annual meeting. Mr. Massey is a highly qualified industry veteran who brings over 23 years of significant retail experience to the Office Depot Board, having served in numerous senior level roles at Collective Brands and The May Department Stores Company.

Like you, we want what is right for Office Depot and all of its shareholders.

Your vote is important in this election, and we urge you to vote TODAY so that your voice is heard. To elect the Office Depot’s Board’s nominees, we encourage you to vote by telephone, by Internet, or by signing and dating the enclosed WHITE proxy card and returning it in the postage-paid envelope provided.

We urge you now to allow your Board and management team to do what is in the best interests of all shareholders – continue executing on our strategic plan for operational improvement, close the OfficeMax transaction, continue making progress on our CEO search, and our integration planning efforts to unlock real value for all shareholders.

Thank you for your continued support.

W. Scott Hedrick	Neil R. Austrian
Lead Director	Chairman and Chief Executive Officer

Your Vote Is Important, No Matter How Many Or How Few Shares You Own

If you have questions about how to vote your shares, or need additional assistance,

please contact the firm assisting us in the solicitation of proxies:

INNISFREE M&A INCORPORATED

Shareholders Call Toll-Free: (877) 825-8621

Banks and Brokers Call Collect: (212) 750-5833

REMEMBER:

We urge you NOT to vote using any Gold proxy card sent to you by Starboard,

as doing so will revoke your vote on the WHITE proxy card.

ADDITIONAL INFORMATION

In connection with the solicitation of proxies, Office Depot has filed with the Securities and Exchange Commission, a definitive proxy statement concerning the proposals to be presented at Office Depot’s Annual Meeting of Stockholders. The proxy statement contains important information about Office Depot and the 2013 Annual Meeting. Office Depot and its directors, executive officers and certain employees may be deemed to be participants in the solicitation of proxies from Office Depot shareholders in connection with the election of directors and other matters to be proposed at the 2013 Annual Meeting. Information regarding the interests, if any, of these directors, executive officers and specified employees is included in the definitive proxy statement and other materials filed by Office Depot with the SEC.

OFFICE DEPOT SAFE HARBOR STATEMENT

This communication may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 concerning Office Depot, the merger and other transactions contemplated by the merger agreement, Office Depot’s long-term credit rating and its revenues and operating earnings. These statements or disclosures may discuss goals, intentions and expectations as to future trends, plans, events, results of operations or financial condition, or state other information relating to Office Depot, based on current beliefs of management as well as assumptions made by, and information currently available to, management. Forward-looking statements generally will be accompanied by words such as “anticipate,” “believe,” “plan,” “could,” “estimate,” “expect,” “forecast,” “guidance,” “intend,” “may,” “possible,” “potential,” “predict,” “project” or other similar words, phrases or expressions. These forward-looking statements are subject to various risks and uncertainties, many of which are outside of Office Depot’s control. Therefore, investors and shareholders should not place undue reliance on such statements. Factors that could cause actual results to differ materially from those in the forward-looking statements include adverse regulatory decisions; failure to satisfy other closing conditions with respect to the merger; the risks that the new businesses will not be integrated successfully or that Office Depot will not realize estimated cost savings and synergies; Office Depot’s ability to maintain its current long-term credit rating; unanticipated changes in the markets for its business segments; unanticipated downturns in business relationships with customers or their purchases from Office Depot; competitive pressures on Office Depot’s sales and pricing; increases in the cost of material, energy and other production costs, or unexpected costs that cannot be recouped in product pricing; the introduction of competing technologies; unexpected technical or marketing difficulties; unexpected claims, charges, litigation or dispute resolutions; new laws and governmental regulations. The foregoing list of factors is not exhaustive. Investors and shareholders should carefully consider the foregoing factors and the other risks and uncertainties that affect Office Depot’s business described in its Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and other documents filed from time to time with the SEC. Office Depot does not assume any obligation to update these forward-looking statements.

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